                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              PRIME SERVICE, INC.
                                       AT
                              $32.00 NET PER SHARE
                                       BY
                              PS ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                         ATLAS COPCO NORTH AMERICA INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON MONDAY, JULY 7, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    June 9, 1997

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated June 9, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by PS Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Atlas Copco North America Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, par value $.01 per share of Prime Service, Inc., a Delaware corporation (the "Company"), (collectively, the "Shares"), at a purchase price of $32.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 8, 1997, among Parent, the Offeror and the Company (the "Merger Agreement"). Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to The Bank of New York (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    THIS MATERIAL IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer.

    Please note the following:

        1. The tender price is $32.00 per Share, net to you in cash without interest.

        2.  The Offer is being made for all of the outstanding Shares.

        3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Monday, July 7, 1997, unless the Offer is extended.

        4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least Twenty Million (20,000,000) Shares. The Offer is also subject to the other terms and conditions contained in the Offer to Purchase.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions imposed by Parent or the Offeror or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by Merrill Lynch, Pierce, Fenner & Smith Incorporated or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of the Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope in which to return your instruction to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form.PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

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                          INSTRUCTIONS WITH RESPECT TO

                         THE OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                              PRIME SERVICE, INC.

                                       BY

                              PS ACQUISITION CORP.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated June 9, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by PS Acquisition Corp., a Delaware corporation (the "Offeror") and a wholly owned subsidiary of Atlas Copco North America Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $.01 per share of Prime Service, Inc., a Delaware corporation (the "Company"), (collectively, the "Shares"), at a purchase price of $32.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    This will instruct you to tender to the Offeror the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:* ________________________

                                                                 SIGN HERE

                                               --------------------------------------------

                                               --------------------------------------------
Account Number:                                                Signature(s)
Date: , 1997
                                               --------------------------------------------

                                               --------------------------------------------
                                                              (Print Name(s))

                                               --------------------------------------------

                                               --------------------------------------------
                                                            (Print Address(es))

                                               --------------------------------------------
                                                    (Area Code and Telephone Number(s))

                                               --------------------------------------------
                                                        (Taxpayer Identification or
                                                        Social Security Number(s))

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*   Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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